Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces Appointment of

Michael D. McDaniel to its Board of Directors

Philadelphia, PA – February 16, 2007 – Constar International Inc. (NASDAQ: CNST) announced today that its Board of Directors appointed Michael D. McDaniel to the Board on February 15, 2007. The Constar Board of Directors now has eight members, six of whom are independent. Mr. McDaniel was appointed to the Board class that will stand for election in 2008.

Mr. McDaniel, age 58, had a successful 34-year career with Owens-Illinois, Inc. beginning in 1972. He served most recently as President, Closure and Specialty Products, and prior to that he was General Manager, Closure and Specialty Products. Earlier in his career at Owens-Illinois, he held a variety of positions of increasing responsibility including Plant Manager and Director of Manufacturing and Engineering.

John Neafsey, the Chairman of Constar’s Board of Directors, said, “Michael is a welcome addition to our Board of Directors. His wealth of packaging industry knowledge and experience will be an excellent resource to our organization.”

Mr. McDaniel holds an M.S. degree in Management and a B.S. degree in Electrical Engineering from Purdue University.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3708

Ed Bisno, Bisno Communications, (212) 717-7578

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